EX-99.n

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders of

Aberdeen Income Credit Strategies Fund:

We consent to the use of our report dated December 27, 2018, with respect to the financial statements of the Aberdeen Income Credit Strategies Fund as of October 31, 2018, incorporated herein by reference, and to the references of our firm under the heading “Financial Highlights” in the Prospectus and under the headings, “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania

October 8, 2019